Exhibit 99.1

INVESTOR CONTACT:
Endologix, Inc.
Vaseem Mahboob, CFO
(949) 595-7200

Endologix Reports Third Quarter 2017 Financial Results

IRVINE, Calif., November 7, 2017 - Endologix, Inc. (NASDAQ: ELGX), a developer and marketer of innovative treatments for aortic disorders, today announced financial results for the third quarter ended September 30, 2017.

“Third quarter results were in line with our expectations, despite weather related disruptions,” commented John McDermott, Endologix’s Chief Executive Officer. “We are very pleased to have received IDE approval from the FDA for EVAS2, a confirmatory clinical study to evaluate our Gen2 Nellix® EndoVascular Aneurysm Sealing System with the refined IFU. Subsequent to the end of the quarter, we also strengthened our executive team with the addition of John Onopchenko, our new Chief Operating Officer, who brings a strong track record of success and a wealth of global medical device experience to Endologix. While our recapture with AFX2 has been slower than expected, necessitating a reduction in our revenue guidance, we are pleased with the continued adoption of Ovation, which we expect to be a near-term growth driver. Additionally, clinical study enrollment remains on track with our new Ovation AltoTM device, which we currently anticipate will be approved in the U.S. and Europe in 2019.”

Financial Results
Global revenue in the third quarter of 2017 was $46.0 million, an 11.8% decrease from $52.1 million in the third quarter of 2016. U.S. revenue in the third quarter of 2017 was $30.9 million, a 15.0% decrease from U.S. revenue of $36.3 million in the third quarter of 2016. International revenue was $15.1 million, a 4.5% decrease from International revenue of $15.8 million in the third quarter of 2016. On a constant currency basis, third quarter 2017 International revenue decreased 6.9%.

Gross profit was $29.1 million in the third quarter of 2017, which represents a gross margin of 63.3%. This compares to a gross profit of $36.9 million, or a gross margin of 70.9%, in the third quarter of 2016.

Total operating expenses were $38.5 million in the third quarter of 2017, compared to $48.2 million in the third quarter of 2016. Third quarter 2016 operating expenses included $0.4 million of expenses related to the TriVascular merger. Excluding these items, operating expenses in the third quarter of 2017 were $9.4 million lower than in the prior-year period, representing a decline of 19.6%, which was driven primarily by cost synergies related to the TriVascular merger.

Net loss for the third quarter of 2017 was $14.3 million, or $(0.17) per share, compared to a net loss of $15.2 million, or $(0.18) per share, a year ago. Adjusted Net Loss (non-GAAP, defined below) totaled $9.3 million, compared to an Adjusted Net Loss of $9.1 million for the third quarter of 2016. Endologix reported a negative Adjusted EBITDA (non-GAAP, defined below) of $4.3 million for the third quarter of 2017, compared to a negative Adjusted EBITDA of $3.8 million for the third quarter of 2016.

Total cash, cash equivalents, and restricted cash were $77.0 million as of September 30, 2017. As of September 30, 2017, the Company had $15.4 million outstanding on the Deerfield revolver.

Financial Guidance
Due to slower than expected AFX2 sales recovery in the U.S., Endologix is reducing its previously issued revenue guidance. The Company now anticipates 2017 revenue in the range of $181 million to $184 million, compared to the previous range of $185 million to $190 million. As a result of careful expense management, the Company is revising its operating expense guidance to a range of $165 million to $170 million, compared to the previous guidance of $170 million. The Company now expects 2017 GAAP loss per share to be in the range of $(0.91) to $(0.93), compared to the previous range of $(0.91) to $(0.95).

Conference Call Information
Endologix's management will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss its third quarter 2017 results.

To participate in the conference call, dial 877-407-9716 (domestic) or 201-493-6779 (international).

This conference call will also be webcast and can be accessed from the “Investors” section of the Company’s website at www.endologix.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

A recording of the call will also be available from 7:30 p.m. ET (4:30 p.m. PT) on Tuesday, November 7, 2017, until 11:59 p.m. ET (8:59 p.m. PT) on Tuesday, November 14, 2017. To hear this recording, dial 844-512-2921 (domestic) or 412-317-6671 (international) and enter the passcode 13672121.

About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once an AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. For more information, visit www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System has obtained CE Mark in the EU and is only approved as an investigational device in the United States. The Ovation Alto® System is only approved as an investigational device and is not currently approved in any market.

Cautions Regarding Forward-Looking Statements
Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “could,” “may,”
“will,” “believe,” “estimate,” “forecast,” “goal,” “project,” "continue," "outlook," “guidance,” "future,” other words of similar meaning and the use of future dates. Forward-looking statements used in this press release include, but are not limited to, statements regarding anticipated growth opportunities for Endologix’s existing products and potential future products, the progress and results of clinical trials, Endologix’s ability to obtain regulatory approval of its existing products and potential future products, Endologix’s ability to increase revenue through sales of its existing products and potential future products, and 2017 financial guidance, the accuracy of which are necessarily subject to risks and uncertainties that may cause Endologix’s actual results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ materially and adversely from anticipated results include Endologix’s ability to continue integrating the businesses and operations of, and to realize the expected benefits of its merger with, TriVascular, continued market acceptance, endorsement and use of Endologix's products, the success of clinical trials relating to Endologix’s products, product research and development efforts, uncertainty in the process of obtaining regulatory approval for Endologix's products, risks associated with international operations, including currency exchange rate fluctuations, Endologix’s ability to protect its intellectual property rights and proprietary technologies, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed upon the forward-looking statements contained in this press release, which speak only as of the date of this press release. Endologix undertakes no obligation to update any forward- looking statements contained in this press release to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Endologix's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2016, for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied.

Discussion of Non-GAAP Financial Measures
Endologix's management believes that the non-GAAP measures of (1) "Adjusted Net Income (Loss)" and (2) “Adjusted EBITDA" enhance an investor's overall understanding of Endologix's financial and operating performance and its future prospects by (i) being more reflective of core operating performance and (ii) being more comparable with financial results over various periods. Endologix's management uses these financial measures for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

"GAAP" is generally accepted accounting principles in the United States.

Adjusted Net Income (Loss) Definition:
(1) "Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as net income (loss)
under GAAP, excluding: (i) the fair value adjustment to the Nellix® acquisition contingent consideration; (ii) interest expense; (iii) foreign currency (gains) or losses; (iv) legal settlement costs; (v) contract termination and business acquisition expenses; (vi) business development expenses, including licensing costs related to research and development activities; (vii) restructuring and other transition costs; (viii) fair value adjustment of derivative liabilities; (ix) inventory step-up amortization; and (x) loss on extinguishment of debt.

In the three and nine months ended September 30, 2017, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to Nellix contingent consideration liability; (ii) interest expense;
(iii) foreign currency (gains) or losses; (iv) restructuring and other transition costs; and (v) loss on extinguishment of debt.

In the three and nine months ended September 30, 2016, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to Nellix contingent consideration liability; (ii) interest expense; (iii) foreign currency (gains) or losses; (iv) legal settlement costs; (v) contract termination and business acquisition expenses; (vi) restructuring and other transition costs; (vii) fair value adjustment of derivative liabilities; and (viii) inventory step-up amortization.

In future periods, Adjusted Net Income (Loss) will continue to exclude: (i) the fair value adjustments to the Nellix contingent consideration liability; (ii) interest expense; (iii) foreign currency (gains) or losses; (iv) legal settlement costs; (v) contract termination and business acquisition expenses; (vi) business development expenses; (vii) restructuring and other transition costs; (viii) fair value adjustment of derivative liabilities; (ix) inventory step-up amortization; (x) loss on extinguishment of debt; and (xi) other non-recurring expenses or income, as described by Endologix.

Adjusted EBITDA Definition:

(2) “Adjusted EBITDA” is a non-GAAP measure defined by Endologix as “Adjusted Net Income (Loss)”
excluding income tax (benefit) expense, depreciation and amortization expense, and stock-based compensation expense.

# # #

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue
U.S.	$30,877	$36,305	$93,672	$102,457
International	15,109	15,817	43,482	43,005
Total Revenue	45,986	52,122	137,154	145,462
Cost of goods sold	16,879	15,191	47,181	51,131
Gross profit	$29,107	$36,931	$89,973	$94,331
Operating expenses:
Research and development	5,277	8,236	16,541	23,796
Clinical and regulatory affairs	3,211	3,759	9,786	11,664
Marketing and sales	21,536	26,007	71,217	82,749
General and administrative	8,332	9,714	25,109	29,869
Restructuring costs	98	498	235	8,612
Settlement costs	—	—	—	4,650
Contract termination and business acquisition expenses	—	(49)	—	5,856
Total operating expenses	38,454	48,165	122,888	167,196
Loss from operations	(9,347)	(11,234)	(32,915)	(72,865)
Other income (expense)	(5,664)	(3,837)	(15,514)	(12,236)
Change in fair value of contingent consideration related to acquisition	800	—	3,400	(100)
Loss on debt extinguishment	—	—	(6,512)	—
Change in fair value of derivative liabilities	—	—	—	(43,831)
Total other income (expense)	(4,864)	(3,837)	(18,626)	(56,167)
Net loss before income tax expense	$(14,211)	$(15,071)	$(51,541)	$(129,032)
Income tax expense	(62)	(174)	(338)	(720)
Net loss	$(14,273)	$(15,245)	$(51,879)	$(129,752)
Other comprehensive income (loss) foreign currency translation	232	153	1,369	1,067
Comprehensive loss	$(14,041)	$(15,092)	$(50,510)	$(128,685)

Basic and diluted net loss per share	$(0.17)	$(0.18)	$(0.62)	$(1.61)
Shares used in computing basic and diluted net loss per share	83,496	82,446	83,225	80,402

Exhibit 99.1

Non-GAAP Reconciliations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net Loss to Adjusted Net Loss:
Net loss	$(14,273)	$(15,245)	$(51,879)	$(129,752)
Fair value adjustment to Nellix contingent consideration liability	(800)	—	(3,400)	100
Interest expense	6,021	4,084	16,119	11,681
Foreign currency (gain) loss	(354)	(108)	(560)	838
Settlement costs	—	—	—	4,650
Contract termination and business acquisition expenses	—	(49)	—	5,856
Restructuring and other transition costs	98	768	629	9,507
Fair value adjustment of derivative liabilities	—	—	—	43,831
Inventory step-up amortization	—	1,416	—	8,238
Loss on extinguishment of debt	—	—	6,512	—
(1) Adjusted Net Loss	$(9,308)	$(9,134)	$(32,579)	$(45,051)

Adjusted Net Loss to Adjusted EBITDA:
Adjusted Net Loss	$(9,308)	$(9,134)	$(32,579)	$(45,051)
Income tax expense	62	174	338	720
Depreciation and amortization	2,287	2,303	6,934	6,531
Stock-based compensation expense	2,613	2,875	8,801	9,641
(2) Adjusted EBITDA	$(4,346)	$(3,782)	$(16,506)	$(28,159)

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$74,619	$26,120
Restricted cash	2,369	2,001
Marketable securities	—	20,988
Accounts receivable, net allowance for doubtful accounts of $1,015 and $1,037, respectively.	33,979	34,430
Other receivables	439	1,787
Inventories	42,686	41,160
Prepaid expenses and other current assets	3,784	3,359
Total current assets	157,876	129,845
Property and equipment, net	20,207	23,265
Goodwill	120,903	120,711
Intangibles, net	81,502	84,511
Deposits and other assets	1,486	1,352
Total assets	$381,974	$359,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,878	$13,237
Accrued payroll	16,998	19,997
Accrued expenses and other current liabilities	11,157	11,668
Revolving line of credit	15,441	—
Total current liabilities	54,474	44,902
Deferred income taxes	879	879
Deferred rent	7,786	7,949
Other liabilities	1,719	3,783
Contingently issuable common stock	8,800	12,200
Debt	222,957	177,178
Total liabilities	296,615	246,891
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized. No shares issued and outstanding.	—	—
Common stock, $0.001 par value; 135,000,000 shares authorized. 83,646,895 and 82,986,244 shares issued, respectively. 83,434,656 and 82,774,005 shares outstanding, respectively.	84	83
Treasury stock, at cost, 212,239 shares.	(2,942)	(2,942)
Additional paid-in capital	590,840	567,765
Accumulated deficit	(505,480)	(453,601)
Accumulated other comprehensive income	2,857	1,488
Total stockholders’ equity	85,359	112,793
Total liabilities and stockholders’ equity	$381,974	$359,684